EXHIBIT 15

SIXTH AMENDMENT TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amendment to Amended and Restated Limited Liability Company Agreement of DAL Group, LLC (the “Amendment”) is made effective as of November 19, 2010 by DAL Group, LLC (the “Company”).  This Amendment will become effective upon receipt of approval by the Company and the Majority Interest Members (as defined below) (the “Effective Date”).

Background

A.
The Company adopted a limited liability company agreement on March 20, 2007, and amended and restated it on May 1, 2009.  The Company adopted, and is now subject to, an Amended and Restated Limited Liability Company Agreement as of January 15, 2010, amended as of March 23, 2010, as of May 3, 2010, as of July 26, 2010, and as of October 28, 2010 (the “Operating Agreement”).

B.
The Company desires to eliminate Section 6.2 of the Operating Agreement and to amend Section 6.1 and Section 6.3 of the Operating Agreement, to reflect new members of the Board of Managers of the Company and to modify the provisions by which the Board of Managers is appointed.

D.
Pursuant to Section 12.1 of the Operating Agreement, except as otherwise provided in the Operating Agreement, all amendments to the Operating Agreement must be approved by members holding a majority of the outstanding Common Units and a majority of the outstanding Series A Preferred Units of the Company (the “Majority Interest Members”).

Now, therefore, the Company and the Majority Interest Members hereby agree as follows.

Amendment

1.           Amendment.

(a)           Section 6.1 of the Operating Agreement shall be amended and restated as follows:

Board of Managers.  The business and affairs of the Company shall be managed by a Board of Managers (the “Board of Managers”). The members of the Board of Managers need not be residents of Delaware or Members of the Company.  The Board of Managers can take all actions required to conduct the business and affairs of the Company, except as provided otherwise in the Delaware Limited Liability Company Act. The Managers shall be deemed to owe the same fiduciary duties to the Members that directors of Delaware corporations owe to that corporation’s stockholders under Delaware law. Except as otherwise expressly provided in this Agreement, the Members shall not participate in the control of the Company and shall have no right, power or authority to act for on behalf of or otherwise bind, the Company

(b)           From and after the Effective Date, the Board of Managers shall be the individuals specified below:

Nicholas Adler
Stephen Bernstein
Jerry Hutter
Kerry Propper
Juan Ruiz,

each to serve until his successor is elected and qualified, or until his resignation, death or removal.

(c)           Section 6.2 of the Operating Agreement is hereby deleted in its entirety, and is replaced by the following: “Intentionally Omitted.”

(d)           The first sentence of Section 6.3 of the Operating Agreement is hereby deleted in its entirety, and is replaced by the following:

Board of Managers Provisions.  The following provisions shall be applicable to the Board of Managers:

(e)           Section 6.3(d) of the Operating Agreement is hereby deleted in its entirety, and is replaced by the following:

Stern Participants Nominee. For so long as the Stern Participants beneficially own Membership Interests comprising at least five (5%) percent of the outstanding Membership Interests of the Company, the Stern Participants shall have the right to appoint one Manager to the Board of Managers; provided that such appointee may not be David J. Stern.

2.           Miscellaneous.

(a)           Except as specifically amended by this Amendment, the Operating Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(b)           This Amendment shall be construed as one with the Operating Agreement, and the Operating Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment.

[Signature page follows.]

The Company and the Majority Interest Members have executed this Amendment to Amended and Restated Limited Liability Company Agreement of DAL Group, LLC as of the Effective Date.

THE COMPANY:		MEMBERS:

DAL GROUP, LLC		DJSP ENTERPRISES, INC.

By:	/s/ Stephen J. Bernstein	By:	/s/ Stephen J. Bernstein
	Stephen J. Bernstein,		Stephen J. Bernstein,
	President and Chief Executive Officer		President and Chief Executive Officer
Dated: November 19, 2010		Dated: November 19, 2010

STERN HOLDING COMPANY – PT, INC.

		By:	/s/ David J. Stern
David J. Stern, President
Dated: November 19, 2010

JEFFREY A. VALENTY

/s/ Jeffrey A. Valenty
Dated: November 24, 2010

NAGINA PARTNERS LLC

		By:	/s/ Raj K. Gupta
Raj K. Gupta, President
Dated: November ___, 2010